UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the securities exchange act of 1934

Date of Report (Date of earliest event reported): March 22, 2022

ARCHAEA ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2022, upon completion of the Offering (as defined and described below in Item 8.01) and pursuant to the Stockholders’ Agreement, dated September 15, 2021 (the “Stockholders Agreement”), by and among Archaea Energy Inc. (the “Company”), the Company’s stockholders listed on Schedule I thereto, and certain other parties listed therein, Scott Parkes was automatically removed as a member of the Company’s board of directors (the “Board”).

As previously disclosed, pursuant to the terms of the Stockholders Agreement, among other things, the Ares Investor (as defined in the Stockholders Agreement) has the right to designate one director for appointment or election to the Board (the “Ares Director”) for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on September 15, 2021, and on the first date after September 15, 2021 that the Ares Investor fails to hold such amount, the Ares Investor’s director designation right shall cease and the term of the then-current Ares Director shall thereupon automatically end. Mr. Parkes served as a member of the Board as the Ares Director, and as a result of the Offering, the Ares Investor ceased to hold any Registrable Securities.

The Board expects to re-appoint Mr. Parkes as a Class I director in the second quarter of 2022.

Item 8.01 Other Events.

On March 22, 2022, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aria Renewable Energy Systems LLC (the “Selling Stockholder”) and Barclays Capital Inc. and Jefferies LLC, as representatives of the underwriters named in Schedule I thereto (the “Underwriters”), relating to the offer and sale (the “Offering”) of 12,993,603 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), by the Selling Stockholder at a price to the public of $17.75 per share. Pursuant to the Underwriting Agreement, the Selling Stockholder granted the Underwriters a 30-day option to purchase up to an additional 1,949,040 shares of Class A Common Stock (the “Option”). The Underwriters exercised the Option in full on March 23, 2022, and the Option closed concurrently with the Offering on March 25, 2022.

The Company did not sell any securities in the Offering and did not receive any proceeds from the sale of the shares offered by the Selling Stockholder.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. It also provides for customary indemnification by each of the Company, the Selling Stockholder and the Underwriter against certain liabilities and customary contribution provisions in respect of those liabilities.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and incorporated into this Item 8.01 by reference.

The Underwriting Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Underwriting Agreement. They are not intended to provide any other factual information about the Company or its subsidiaries or affiliates or equity holders. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Underwriting Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties is subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of the Company or its subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of March 22, 2022, by and among Archaea Energy Inc., Aria Renewable Energy Systems LLC and Barclays Capital Inc. and Jefferies LLC, as representatives of the underwriters named in Schedule I thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2022

ARCHAEA ENERGY INC.

By:	/s/ Brian McCarthy
Name:	Brian McCarthy
Title:	Interim Chief Financial Officer and Chief Investment Officer

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